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As filed with the Securities and Exchange Commission on February 7, 2003

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AirNet Systems, Inc.
(Exact name of Registrant as specified in its charter)

Ohio	31-1458309
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3939 International Gateway, Columbus, Ohio 43219
(614) 237-9777
(Address, including zip code, and telephone number,
including area code, of Registrant's principal executive offices)

Copy to:
Joel E. Biggerstaff AirNet Systems, Inc. 3939 International Gateway Columbus, Ohio 43219 (614) 237-9777	Elizabeth Turrell Farrar, Esq. Vorys, Sater, Seymour and Pease LLP 52 East Gay Street Columbus, Ohio 43215 (614) 464-6400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

        Approximate date of commencement of proposed sale to the public:    From time to time after this Registration Statement becomes effective as determined by market conditions.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Shares, $0.01 par value	990,000	$4.54(1)	$4,494,600	$414

(1)
Estimated solely for the purpose of calculating the registration fee and calculated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the average of the high and low sales prices per share for the Common Shares on February 5, 2003, as reported on the New York Stock Exchange.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED FEBRUARY 7, 2003

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

AirNet Systems, Inc.
3939 International Gateway
Columbus, Ohio 43219
(614) 237-9777

990,000 Common Shares
($0.01 par value)

        This prospectus will be used by the selling shareholders to resell an aggregate of 990,000 common shares which were purchased by them, in privately negotiated transactions, from Gerald G. Mercer, founder of AirNet Systems, Inc., on or about December 26, 2002 or from Spring Hill Camps on or about January 9, 2003.

        The selling shareholders will sell the common shares at prevailing market prices. We will not receive any of the proceeds from the sale of the common shares by the selling shareholders.

        Our common shares are listed on the New York Stock Exchange under the symbol "ANS." The closing price of our common shares on the New York Stock Exchange on February 5, 2003, was $4.56.

        Investment in our common shares involves risk. See "Risk Factors" beginning on page 3.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February    , 2003.

        You should rely only on the information contained in or incorporated by reference into this prospectus. We have not, and the selling shareholders have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling shareholders are offering to sell, and seeking offers to buy, our common shares only in jurisdictions where offers and sales of our common shares by them are permitted.

        Unless the context requires otherwise, the terms "AirNet," "we," "our," and "us" refer to AirNet Systems, Inc., an Ohio corporation, and its subsidiaries. The terms "AirNet," "we," "our," and "us" do not include or refer to the selling shareholders.

Risk Factors

        You should carefully consider the following risk factors in evaluating whether to invest in our common shares. These factors should be considered in conjunction with the other information included or incorporated by reference in this prospectus.

Competition from other providers of express air and ground delivery services may adversely affect our results of operations and financial condition.

        The market for express air and ground delivery service is highly competitive. AirNet's Bank services division competes primarily against the Federal Reserve's Check Relay Network, which has significantly greater financial and other resources than AirNet. The Federal Reserve is regulated by the Monetary Control Act of 1980, which in general requires that the Federal Reserve price its services on an actual cost basis plus a set percentage private sector market adjustment factor. Failure by the Federal Reserve to comply with the Monetary Control Act by pricing its services below the required rates could have an adverse competitive impact on AirNet. In addition, the Monetary Control Act may be amended, modified or repealed, or new legislation affecting AirNet's business may be enacted. Although major participants in the next-day and second-day air delivery market (such as UPS and FedEx) have also entered the business of same day and early morning delivery, they have not had a material adverse effect on AirNet's business to date. However, the efforts of these competitors could have a material adverse effect on AirNet in the future.

Technological changes in the check clearance and national payment systems may adversely affect the demand for AirNet's Bank services from the financial services industry.

        Some analysts have predicted that the increased use of electronic funds transfers will lead to a "checkless society," which could adversely affect the demand for AirNet's Bank services to the financial services industry. In addition, some financial services industry analysts have predicted the development of various forms of imaging technology that could reduce or eliminate the need for prompt delivery of cancelled checks. Similarly, technological advances in the nature of "electronic mail" and "telefax" have affected the demand for on-call delivery services by Express services customers. While none of these technological advances has had a significant adverse impact on AirNet's business to date, these or similar technologies, or other regulatory or technological changes in the check clearance and national payment systems, could have an adverse affect on AirNet's business in the future.

The passage of the Check Clearing Act of the 21st Century or similar legislation could have a significant adverse effect on AirNet's revenues derived from check delivery services.

        The Check Clearing Act of the 21st Century (the "Check 21 Act"), formerly referred to as the Check Truncation Act, represents an initiative by the Federal Reserve that would essentially allow for the electronification of the cancelled check and replace the need for expedited air transportation services of cancelled checks by most of AirNet's banking customers.

        AirNet believes that several issues surrounding the Check 21 Act will need to be addressed and resolved prior to passage by Congress. Some of these issues include the current lack of specifications for the quality of check images to be created and used in the clearing process; the failure to establish standards for information systems platforms; and the failure to address the potentially negative effects that the Check 21 Act could have on consumers' rights.

        Timing for the passage of the Check 21 Act is currently unknown. However, one congressional hearing on the matter was held in September 2002 and a second is scheduled for March 2003. Some analysts have predicted that such legislation would be effective in 2006 and perhaps sooner. The passage of the Check 21 Act, or similar legislation, could have a significant adverse affect on AirNet's revenues derived from check delivery services. Further, it is unclear when such an electronic clearing system might be implemented by banking customers and how such implementation would affect their expedited check transportation needs.

Government regulation significantly affects our business.

        AirNet's delivery operations are subject to various federal, state and local regulations that in many instances require permits and licenses. Failure by AirNet to maintain required permits or licenses, or to comply with the applicable regulations, could result in substantial fines or possible revocation of our authority to conduct certain of our operations.

        AirNet's flight operations are regulated by the Federal Aviation Administration ("FAA") under Part 135 of the Federal Aviation Regulations. Among other things, these regulations govern permissible flight and duty time for aviation flight crews. The FAA is currently contemplating certain changes in flight and duty time guidelines which, if adopted, could increase AirNet's operating costs. These changes, if adopted, could also require AirNet and other operators regulated by the FAA to hire additional flight crew personnel. In addition, Congress, from time to time, has considered various means, including excise taxes, to raise revenues directly from the airline industry to pay for air traffic control facilities and personnel. There can be no assurances that Congress will not change the current federal excise tax rate or enact new excise taxes, which could adversely affect AirNet's business.

Changes to current transportation security requirements or procedures could adversely impact our ability to efficiently conduct our air and ground operations to meet our current delivery parameters or significantly increase our costs to transact those operations.

        Considerable focus has been placed on package security requirements and procedures at domestic and international airports since the September 11, 2001 tragedies and related incidents. The Transportation Security Administration ("TSA"), commercial airlines, fixed based operations (where we transact a significant portion of our aircraft loading and unloading operations) and airport authorities are in the process of reviewing all aspects of their security requirements. While many proposed changes are voluntary, many are being mandated by the TSA, the U.S. Department of Transportation and the FAA.

        During 2002, the TSA implemented screening procedures for over-the-counter cargo tendered to commercial airlines. The new screening procedures have resulted in additional tender time for packages we transport on the commercial airlines in certain locations and certain times. In addition, the TSA continues to review and consider additional package screening requirements and changes to the vendor screening procedures, which we may need to perform on packages from our customers. Many commercial airlines are also adding security surcharges to shipments. Changes at fixed base operators and by local airport authorities could potentially limit our ramp access to our aircraft, thereby increasing tender time from customers to us. Changes in chain of custody requirements could also potentially cause us to incur additional costs to staff additional hours at certain locations. In response to the new security-related procedures being implemented, we added a security surcharge in 2002 for our Bank and Express services customers. Although the surcharge is expected to help offset the increasing costs associated with security issues, our current surcharge program may not be sufficient to cover all new costs we may incur as additional transportation safety procedures are developed and/or required.

We do not intend to pay cash dividends in the foreseeable future.

        We have never paid any cash dividends on our common shares. We currently intend to use all future earnings to finance operations and future growth and development.

Anti-takeover provisions may delay or prevent an acquisition or change in control of AirNet by a third party.

        Provisions of AirNet's amended articles and code of regulations and of the Ohio Revised Code, together or separately, could discourage potential acquisition proposals, delay or prevent a change in control of AirNet and limit the price that certain investors might be willing to pay in the future for the common shares. Among other things, these provisions require certain supermajority votes, establish advance notice procedures for shareholder nomination of candidates for election as directors and for shareholder proposals to be considered at shareholders' meetings, eliminate cumulative voting in the election of directors and provide that directors may only be removed from office for cause.

        AirNet's amended articles authorize the board of directors to issue up to 10,000,000 preferred shares without further shareholder approval, subject to any limitations prescribed by law and the rules and regulations of the New York Stock Exchange. The preferred shares could have dividend, liquidation, conversion and other rights and privileges that are superior or senior to the common shares. Issuance of preferred shares could result in the dilution of the voting power of the common shares, adversely affect holders of the common shares in the event of liquidation of AirNet or delay, defer or prevent a change in control of AirNet.

        In addition, Section 1701.831 of the Ohio Revised Code contains provisions that require shareholder approval of any proposed "control share acquisition" of any Ohio corporation at any of three ownership thresholds: 20%, 33 1/3% and 50%; and Chapter 1704 of the Ohio Revised Code contains provisions that restrict specified business combinations and other transactions between an Ohio corporation and interested shareholders.

Cautionary Statement Regarding Forward-Looking Statements

        The information included or incorporated by reference in this prospectus contains various "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including those identified by the words "believe," "anticipate," "estimate," "expect," "intend," "may," "plan," "project" and similar expressions. These "forward-looking" statements reflect management's expectations and are based upon currently available data; however, actual results are subject to future events and uncertanties, which could cause actual results to differ from those projected in these statements. The following factors, in addition to those included in the disclosure under the heading "Risk Factors" above, could cause actual results to differ materially from those expressed in forward-looking statements:

  •
  potential regulatory changes by the FAA, which could increase the regulation of AirNet's business, or the Federal Reserve, which could change the competitive environment of transporting canceled checks;

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  adverse weather conditions;

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  potential changes in locally and federally mandated security requirements;

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  increases in aviation fuel costs not fully offset by AirNet's fuel surcharge program;

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  changes in check processing and shipment patterns of bank customers;

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  acts of war and terrorist activities;

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  the impact of a potentially weakening U. S. economy on time-critical shipment volumes;

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  the acceptance of AirNet's time-critical service offerings by targeted Express customers;

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  technological advances and increases in the use of electronic funds transfers; and

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  other economic, competitive and domestic and foreign governmental factors affecting AirNet's markets, prices and other facets of its operations.

        All forward-looking statements are expressly qualified in their entirety by these cautionary statements. We assume no obligation or duty to update any of the forward-looking statements included or incorporated by reference in this prospectus except to the extent required by law.

Information About AirNet

        AirNet is a specialty air carrier for time-sensitive deliveries, operating between 100 U.S. cities and delivering over 20,000 time-critical shipments each working day. AirNet's Bank service, which generates approximately 68% of AirNet's revenues, is the leading transporter of cancelled checks and related information for the U.S. banking industry, meeting more than 2,200 daily deadlines. AirNet's Express service, which generates approximately 29% of AirNet's revenues, provides specialized, high priority delivery services.

        In 2001, AirNet's newly created Aviation Services product line, which accounts for approximately 3% of our revenues, began offering a broader array of on-demand charter flights. Through the use of seven passenger-configured Learjets, charters are offered 24 hours per day, seven days per week. This product line also offers retail aviation fuel sales and related ground services to customers in Columbus, Ohio.

        In addition to the seven passenger-configured Learjets, AirNet currently operates a fleet of 122 aircraft (34 Learjets, 14 Cessna Caravans and 74 light twin engine aircraft), that fly approximately 120,000 miles per operating night, primarily Monday through Thursday. On-demand charter services are offered 24 hours per day, seven days per week. AirNet also provides ground pick-up and delivery services throughout the nation seven days per week, using a combination of company personnel and a network of approximately 250 vendors and independent contractors. AirNet's integrated air and ground network provides support for our base customers, primarily concentrated in the banking, medical and critical parts industries. AirNet also uses commercial airlines to provide same day delivery service for some of our Bank service and Express service customers. Later pick-ups and earlier deliveries than those offered by other national carriers are the differentiating characteristics of AirNet's time-critical delivery network. In order to maintain this performance, AirNet uses a number of proprietary customer service and management information systems to track, sort, dispatch and control the flow of checks and small packages throughout AirNet's delivery system. Delivery times and selected shipment information are available on-line and through the Internet.

        AirNet intends to capitalize on time-critical markets, and time-definite delivery markets such as medical, radioactive pharmaceutical, on-demand charters and just-in-time inventories, in which our airline offers customers competitive advantages in their industries. We believe our flexible and reliable air network and demonstrated expertise in providing time-critical deliveries to the banking industry for over 28 years position us to provide these expanded services to the express market.

        In December 2002, AirNet was awarded a General Services Administration Federal Supply Schedule, Indefinite Delivery/Indefinite Quantity contract to provide domestic express delivery services to U.S. federal government agencies. This contract award will allow us to provide specialized, highly sensitive, and expedited transportation solutions to various governmental agencies at pre-negotiated rates.

        AirNet Systems, Inc. was incorporated under the laws of the State of Ohio on February 15, 1996. AirNet's principal executive offices are located at 3939 International Gateway, Columbus, Ohio 43219, and our telephone number is (614) 237-9777. AirNet's web site address is www.airnet.com (this uniform resource locator (URL) is an inactive textual reference only and is not intended to incorporate our website into this prospectus).

Use of Proceeds

        The selling shareholders will receive all of the proceeds from the sale of common shares under this prospectus. We will not receive any of the proceeds from the sales by any of the selling shareholders of common shares.

Selling Shareholders

        On or about December 26, 2002, Gerald G. Mercer, founder of AirNet, sold an aggregate of 733,200 common shares to seven of the selling shareholders named in this prospectus in privately negotiated transactions. On or about January 9, 2003, Spring Hill Camps sold an aggregate of 256,800 common shares to three of the selling shareholders named in this prospectus, one of which had also purchased common shares from Mr. Mercer, in privately negotiated transactions. In connection with and as a condition to the purchasers' consummating those transactions, AirNet granted registration rights in respect of the common shares acquired by the purchasers. Selling shareholders, including their permitted transferees, pledgees or donees or their successors, may from time to time offer or sell any or all of the common shares pursuant to this prospectus.

        The following table sets forth as of February 5, 2003, the name of each selling shareholder, the number of common shares beneficially owned by each of the selling shareholders and the number of common shares that may be offered by each selling shareholder under this prospectus. The share ownership information (other than the percentage of outstanding common shares) has been provided by the selling shareholders. Information about the selling shareholders may change from time to time. Any changed information will be set forth in prospectus supplements or post-effective amendments, as required.

        No estimate can be given as to the number or percentage of common shares that will be held by each of the selling shareholders until completion of any sales. Each selling shareholder may offer all or some or none of its common shares. For information on the procedure for sales by selling shareholders, read the disclosure under the heading "Plan of Distribution" below.

        To our knowledge, none of the selling shareholders has had any position, office or other material relationship with us or our affiliates within the past three years.

Name of Selling Shareholder	Number of Common Shares Beneficially Owned		Percent of Outstanding Common Shares(1)	Number of Common Shares Registered for Sale and Offered Hereby
Gryphon Master Fund, L.P.	50,000		(2)	50,000
MidSouth Investor Fund, L.P.	50,000		(2)	50,000
BFS US Special Opportunities Trust PLC	150,000	(3)	1.5%	150,000	(3)
SBL Fund, Series V	182,000		1.8%	182,000
Security Equity Fund, Mid Cap Value Series	168,000		1.7%	168,000
Renaissance US Growth Investment Trust PLC	75,000	(3)	(2)	75,000	(3)
Renaissance Capital Growth & Income Fund III, Inc.	75,000	(3)	(2)	75,000	(3)
Bonanza Master Fund, Ltd.	40,000		(2)	40,000
Heartland Value Fund	1,000,000		9.9%	200,000

(1)
Based on 10,112,317 common shares outstanding as of February 5, 2003.

(2)
Represents less than 1% of the common shares outstanding.

(3)
The information provided to us by or on behalf of BFS US Special Opportunities Trust PLC; Renaissance US Growth Investment Trust PLC; and Renaissance Capital Growth & Income Fund III, Inc. indicates that Renaissance Capital Group, Inc., in its capacity as investment manager for each of these three entities, shares voting and/or investment power as to the common shares held by these three entities and each of these entities may be deemed to beneficially own the common shares held by the other two. The number shown reflects the number of common shares held by each entity directly.

Plan of Distribution

        We are registering all of our common shares offered by this prospectus on behalf of the selling shareholders. As used in this prospectus, unless the context otherwise requires, "selling shareholders" includes donees, pledgees, transferees or other successors-in-interest selling common shares received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other non-sale related transfer.

        The common shares may be sold from time to time to purchasers:

  •
  directly by the selling shareholders; or

  •
  through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or purchasers of the common shares.

        Each selling shareholder reserves the right to accept and, together with its agents from time to time, reject, in whole or in part any proposed purchase of the common shares to be made directly or through agents.

        The common shares may be sold from time to time on any stock exchange or automated interdealer quotation system on which such common shares are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated.

        The selling shareholders may sell the common shares by one or more of the following methods, without limitation:

  •
  block trades in which the broker or dealer so engaged will attempt to sell the common shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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  purchases by a broker or dealer as principal and resale by the broker or dealer for its own account;

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  ordinary brokerage transactions and transactions in which the broker solicits purchases;

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  privately negotiated transactions;

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  closing out of short sales;

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  satisfying delivery obligations relating to the writing of options on the common shares, whether or not the options are listed on an options exchange;

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  one or more underwritten offerings on a firm commitment or best efforts basis; and

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  any combination of any of these methods.

        The selling shareholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the common shares. These brokers, dealers or underwriters may act as principals, or as an agent of a selling shareholder. Broker-dealers may agree with a selling shareholder to sell a specified number of the common shares at a stipulated price per share. If the broker-dealer is unable to sell the common shares as agent for a selling shareholder, it may purchase as principal any unsold common shares at the stipulated price. Broker-dealers who acquire common shares as principal may thereafter resell the common shares from time to time in transactions in any stock exchange or automated interdealer quotation system on which the common shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

        A selling shareholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common shares in the course of hedging the positions they assume with that selling shareholder, including without limitation, in connection with distributions of the common shares by those broker-dealers. A selling shareholder may enter into option or other transactions with broker-dealers that involve the delivery of the common shares offered under this prospectus to the broker-dealers, who may then resell or otherwise transfer those common shares. A selling shareholder may also loan or pledge the common shares offered under this prospectus to a broker-dealer and the broker-dealer may sell common shares offered under this prospectus so loaned or upon a default may sell or otherwise transfer the pledged common shares offered under this prospectus.

        The selling shareholders and any broker-dealers or agents who participate in the distribution of the common shares offered under this prospectus may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. As a result, any profits on the sale of the common shares by selling shareholders and any discounts, commissions or concessions received by any participating broker-dealers or agents might be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Selling shareholders who are deemed to be underwriters may be subject to certain statutory liabilities, including, but not limited to, those under Sections 11, 12 and 17 of the Securities Act of 1933 and Rule 10b-5 under the Securities Exchange Act of 1934. Selling shareholders who are deemed to be underwriters will also be subject to the prospectus delivery requirements of the Securities Act of 1933, which may include delivery through the facilities of the New York Stock Exchange pursuant to Rule 153 under the Securities Act of 1933.

        To our knowledge, there are currently no plans, arrangements or understandings between any selling shareholders and any underwriter, broker-dealer or agent regarding the sale of the common shares offered under this prospectus. Selling shareholders may decide not to sell any of the common shares offered under this prospectus, or they might decide to transfer the common shares by other means not described in this prospectus. Additionally, selling shareholders may resell all or a portion of their common shares in open market transactions pursuant to Rule 144 under the Securities Act of 1933 rather than pursuant to this prospectus, so long as they meet the applicable criteria and conform to the requirements of that rule.

        The selling shareholders and any other person participating in a distribution of the common shares offered under this prospectus will be subject to the Securities Exchange Act of 1934. The rules under the Securities Exchange Act of 1934 include, without limitation, Regulation M, which may limit the timing of purchases and sales of the common shares by the selling shareholders and any other person. Additionally, Regulation M may restrict the ability of any person engaged in the distribution of the common shares to engage in market-making activities with respect to the particular common shares being distributed for a period of up to five business days before the distribution. This may affect the marketability of the common shares as well as the ability of any person or entity to engage in market-making activities with respect to the common shares.

        When we are notified that a selling shareholder has entered into an arrangement with an underwriter, broker-dealer or agent for the sale of the common shares, we will file, if required, a supplement to this prospectus disclosing:

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  the name of the selling shareholder;

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  the name of any participating underwriters, broker-dealers or agents;

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  the number of common shares being offered;

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  the price at which the common shares are being offered;

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  any discounts, commissions, concessions or other items constituting compensation from the selling shareholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers;

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  that any participating broker-dealers did not conduct any investigation to verify the information contained or incorporated by reference in this prospectus; and

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  other material terms of the offering.

In addition, upon our being notified by a selling shareholder that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 common shares, a supplement to this prospectus will be filed.

        In order to comply with the securities laws of some states, if applicable, the common shares offered under this prospectus may be sold in these jurisdictions only through registered or licensed brokers-dealers.

        In connection with the sales of common shares by Gerald G. Mercer and Spring Hill Camps to the selling shareholders, we granted registration rights under which we and the selling shareholders have agreed to indemnify or provide contribution to each other and specified other persons against some liabilities in connection with the offering of the common shares offered under this prospectus, including liabilities arising under the Securities Act of 1933. The selling shareholders may also agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the common shares against some liabilities, including liabilities that arise under the Securities Act of 1933.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

        We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the common shares under this prospectus, including registration and filing fees, printing expenses, fees and disbursements of our counsel and accountants and experts used by us, and the reasonable fees, not to exceed $5,000, of one legal counsel who will represent all of the selling shareholders. If the common shares are sold through underwriters, broker-dealers or agents, the selling shareholders will be responsible for underwriting discounts and commissions.

        We may suspend the use of this prospectus if we learn of any event that causes this prospectus to include an untrue statement of a material fact or omit to state a material fact required to be stated in the prospectus or necessary to make the statements in the prospectus not misleading in light of the circumstances then existing. Each selling shareholder has agreed not to trade common shares from the time the selling shareholder receives notice from us of this type of event until the selling shareholder receives from us a prospectus supplement or amended prospectus.

        Under the registration rights granted to the selling shareholders, we are obligated to use reasonable efforts to keep the registration statement effective until, and therefore this offering will terminate on, the earlier of:

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  thirty months after the date the registration statement is first declared effective by the SEC;

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  the date on which all common shares offered under this prospectus have been sold pursuant to this prospectus; and

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  the date on which all common shares offered under this prospectus and held by non-affiliates of AirNet may be resold without registration under the Securities Act of 1933 pursuant to Rule 144(k) under the Securities Act of 1933.

Description of Our Capital Stock

        In this section, we describe the material features and rights of our common shares. This summary does not purport to be exhaustive and is qualified in its entirety by reference to the detailed provisions of our amended articles, as amended, and code of regulations, as amended, and to applicable Ohio laws.

Our Authorized Capital Stock

        Our authorized capital stock consists of 40,000,000 common shares, par value $.01 per share, and 10,000,000 preferred shares, par value $.01 per share. As of February 5, 2003, we had 10,112,317 common shares issued and outstanding and no preferred shares outstanding. Our common shares are listed on the New York Stock Exchange and traded under the symbol "ANS."

Common Shares

        Holders of our common shares are entitled to:

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  one vote for each common share held of record on all matters presented to a vote of shareholders, including the election of directors;

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  receive dividends pro rata on a per share basis when and if declared by the directors from funds legally available therefor, subject to the rights of holders of preferred shares, if any, and to restrictions contained in our long-term indebtedness; and

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  share ratably in our net assets legally available to our shareholders in the event of our liquidation, dissolution or winding up, after payment or provision for payment of our creditors and liquidation payments to the holders of any preferred shares.

        Holders of our common shares have no preemptive, subscription, redemption, conversion or cumulative voting rights. No sinking fund provisions are associated with our common shares. Our outstanding common shares are fully paid and non-assessable.

        Neither our amended articles nor our code of regulations contain any restrictions on transfer of common shares.

Preferred Shares

        Our amended articles authorize our board of directors to issue, without any further vote or action by our shareholders, subject to any limitations prescribed by law and the rules and regulations of the New York Stock Exchange, up to an aggregate of 10,000,000 preferred shares in one or more series and to fix or change, to the full extent permitted by Ohio law:

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  the division of the preferred shares into series and the designation and authorized number of shares of each series;

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  the dividend rate;

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  the dates of payment of dividends and the dates from which they are cumulative;

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  liquidation price;

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  redemption rights and price;

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  sinking fund requirements;

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  conversion rights;

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  restrictions on the issuance of shares of any class or series; and

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  other rights, preferences and limitations which are not inconsistent with our amended articles.

Anti-takeover Effects of Amended Articles, Code of Regulations and the Ohio General Corporation Law

        There are provisions in our amended articles and code of regulations, and the Ohio Revised Code that could discourage potential takeover attempts and make attempts by shareholders to change our board of directors and management more difficult. These provisions could adversely affect the market price of our common shares:

Removal of Directors

        Our code of regulations provides that a director or directors may be removed from office, only for cause, by the affirmative vote of the holders of at least a majority of our voting shares entitling them to elect directors in place of those to be removed.

No Shareholder Action by Written Consent to Amend Code of Regulations

        Section 1701.54 of the Ohio Revised Code generally requires that an action by written consent of the shareholders in lieu of a meeting be unanimous. However, under Section 1701.11 of the Ohio Revised Code, the code of regulations may be amended by an action by written consent of holders of shares entitling them to exercise two-thirds of the voting power of the corporation unless the articles or code of regulations provide for a greater or lesser proportion. Our code of regulations provides that the shareholders may only take action to amend our code of regulations at a meeting.

Supermajority Voting Provisions

        Our code of regulations provides that the provisions relating to the elimination of shareholder action by written consent to amend the code of regulations, removal of directors only for cause, indemnification of directors and supermajority voting may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of such provisions, without the affirmative vote of the holders of not less than 66 2/3% of the total voting power of AirNet.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

        Our code of regulations provides that shareholders seeking to bring business before an annual meeting of shareholders, or to nominate candidates for election as directors at an annual or special meeting of shareholders, must provide timely notice thereof in writing. To be timely, a shareholder's notice must be delivered to or mailed and received at our principal executive offices not less than 60 days nor more than 90 days prior to the meeting. However, if less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received no later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure was made. The code of regulations also specifies requirements for a shareholder's notice to be in proper written form. These provisions may preclude some shareholders from bringing matters before the shareholders at an annual meeting or from making nominations for directors at an annual or special meeting. However, nothing in these provisions will prevent any shareholder proposal from being considered timely submitted if the shareholder proposal is submitted in compliance with Rule 14a-8 under the Securities Exchange Act of 1934.

Control Share Acquisition Act

        Section 1701.831 of the Ohio Revised Code, known as the "Control Share Acquisition Act," provides that certain notice and informational filings, and special shareholder meeting and voting procedures, must occur prior to any person's acquisition of an issuer's shares that would entitle the acquirer to exercise or direct the voting power of the issuer in the election of directors within any of the following ranges:

  •
  one-fifth or more but less than one-third of such voting power;

  •
  one-third or more but less than a majority of such voting power; or

  •
  a majority or more of such voting power.

        The Control Share Acquisition Act does not apply to a corporation if its articles or code of regulations so provide. We have not opted out of the application of the Control Share Acquisition Act.

Merger Moratorium Statute

        If a person becomes the beneficial owner of 10% or more of an issuer's shares without the prior approval of its board of directors (an "acquirer"), Chapter 1704 of the Ohio Revised Code, known as the "Merger Moratorium Statute," prohibits the following types of transactions for at least three years if they involve both the issuer and either the acquirer or anyone affiliated or associated with the acquirer:

  •
  the disposition or acquisition of an interest in assets owned or controlled by the issuer or such acquirer meeting thresholds specified in the statute;

  •
  mergers, consolidations, combinations and majority share acquisitions;

  •
  a voluntary dissolution;

  •
  the issuance or transfer of shares or any rights to acquire shares of the issuer having a fair market value at least equal to 5% of the aggregate fair market value of the issuer's outstanding shares;

  •
  a transaction that increases the acquirer's proportionate ownership of the issuer; and

  •
  the provision of any other benefit to the acquirer that is not shared proportionately by all shareholders.

The prohibition imposed by Chapter 1704 continues indefinitely after the initial three-year period unless the transaction is approved by the holders of at least two-thirds of the voting power of the issuer or satisfies statutory conditions relating to the fairness of the consideration to be received by the shareholders.

        The Merger Moratorium Statute does not apply to a corporation if its articles so provide. We have not opted out of the application of the Merger Moratorium Statute.

Transfer Agent and Registrar

        The transfer agent and registrar for our common shares is First Chicago Trust Company, a Division of EquiServe. Its address is P.O. Box 2500, Jersey City, New Jersey 07303 and its telephone number is (201) 324-0313.

Legal Matters

        The validity of the common shares offered hereby will be passed upon for us by Vorys, Sater, Seymour and Pease LLP, Columbus, Ohio. As of February 5, 2003, members of Vorys, Sater, Seymour and Pease LLP and attorneys employed by Vorys, Sater, Seymour and Pease LLP, together with members of their immediate families, beneficially owned in the aggregate approximately 9,250 of our common shares. Russell M. Gertmenian, a member of that firm, serves on our board of directors.

Experts

        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

Where You Can Find More Information

        We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 under which we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of our periodic reports, proxy statements and other information filed with the SEC at the SEC's public reference room, Room 1300, 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public at the SEC's website at http://www.sec.gov. (this uniform resource locator (URL) is an inactive textual reference only and is not intended to incorporate the SEC website into this prospectus).

        We have filed a registration statement on Form S-3 relating to the common shares to be sold by the selling shareholders. This prospectus is part of that registration statement. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to that registration statement. For further information, you should refer to the registration statement.

Documents Incorporated by Reference

        We are "incorporating" certain documents into this prospectus by reference, which means that we are disclosing important information to you by referring to documents that contain such information. The information incorporated by reference is an important part of this prospectus, and information we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below that we have previously filed with the SEC:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

  •
  our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002;

  •
  our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2002;

  •
  our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002; and

  •
  our Current Report on Form 8-K filed with the SEC on January 15, 2003.

Later information that we file with the SEC will update and/or supersede this information. We are also incorporating by reference all documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of the offering of the common shares.

        We will provide any of the above documents (including any exhibits that are specifically incorporated by reference in them) to each person, including any beneficial owner, to whom a prospectus is delivered. You may request these documents at no cost. Written or telephone requests should be directed to:

AirNet Systems, Inc. 3939 International Gateway Columbus, Ohio 43219 Attn: Julia K. Hughes (614) 237-9777

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The following table sets forth the estimated (except for the Securities and Exchange Commission registration fee) fees and expenses payable by the Registrant in connection with the sale by the selling shareholders of the common shares being registered:

SEC registration fee	$414
Legal fees and expenses	$15,000
Accountants' fees and expenses	$10,000
Printing	$5,000
Miscellaneous expenses	$1,000

Total	$31,414

        All expenses, other than the SEC registration fee, are estimated. We have agreed to bear all expenses (other than underwriting discounts and selling commissions, and the fees and expenses of counsel and other advisors to the selling shareholders (we will, however, pay the reasonable fees, not to exceed $5,000, of one legal counsel representing all of the selling shareholders)) in connection with the registration and sale of the common shares being offered by the selling shareholders.

Item 15. Indemnification of Directors and Officers.

        Division (E) of Section 1701.13 of the Ohio Revised Code governs indemnification by a corporation and provides as follows:

          (E)(1)  A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

          (2)  A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

            (a)  Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

            (b)  Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

          (3)  To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

          (4)  Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

            (a)  By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

            (b)  If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

            (c)  By the shareholders;

            (d)  By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

          Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

          (5)  (a)  Unless at the time of a director's act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney's fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to both of the following:

                (i)  Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

              (ii)  Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

            (b)  Expenses, including attorney's fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

          (6)  The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

          (7)  A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

          (8)  The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

          (9)  As used in division (E) of this section, "corporation" includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

        Article FIVE of Registrant's Code of Regulations governs indemnification by Registrant and provides as follows:

          SECTION 5.01.    Mandatory Indemnification.    The corporation shall indemnify any officer or director of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action threatened or instituted by or in the right of the corporation), by reason of the fact that he is or was a director, officer, manager or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager or agent of another corporation (domestic or foreign, nonprofit or for profit), limited liability company, partnership, joint venture, trust or other enterprise, against expenses (including, without limitation, attorneys' fees, filing fees, court reporters' fees and transcript costs), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. A person claiming indemnification under this Section 5.01 shall be presumed, in respect of any act or omission giving rise to such claim for indemnification, to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal matter, to have had no reasonable cause to believe his conduct was unlawful, and the termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, rebut such presumption.

          SECTION 5.02.    Court-Approved Indemnification.    Anything contained in the Regulations or elsewhere to the contrary notwithstanding:

            (A)  the corporation shall not indemnify any officer or director of the corporation who was a party to any completed action or suit instituted by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager or agent of another corporation (domestic or foreign, nonprofit or for profit), limited liability company, partnership, joint venture, trust or other enterprise, in respect of any claim, issue or matter asserted in such action or suit as to which he shall have been adjudged to be liable for acting with reckless disregard for the best interests of the corporation or misconduct (other than negligence) in the performance of his duty to the corporation unless and only to the extent that the Court of Common Pleas of Franklin County, Ohio or the court in which such action or suit was brought shall determine upon application that, despite such adjudication of liability, and in view of all the circumstances of the case, he is fairly and reasonably entitled to such indemnity as such Court of Common Pleas or such other court shall deem proper; and

            (B)  the corporation shall promptly make any such unpaid indemnification as is determined by a court to be proper as contemplated by this Section 5.02.

          SECTION 5.03.    Indemnification for Expenses.    Anything contained in the Regulations or elsewhere to the contrary notwithstanding, to the extent that an officer or director of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 5.01, or in defense of any claim, issue or matter therein, he shall be promptly indemnified by the corporation against expenses (including, without limitation, attorneys' fees, filing fees, court reporters' fees and transcript costs) actually and reasonably incurred by him in connection therewith.

          SECTION 5.04.    Determination Required.    Any indemnification required under Section 5.01 and not precluded under Section 5.02 shall be made by the corporation only upon a determination that such indemnification of the officer or director is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 5.01. Such determination may be made only (A) by a majority vote of a quorum consisting of directors of the corporation who were not and are not parties to, or threatened with, any such action, suit or proceeding, or (B) if such a quorum is not obtainable or if a majority of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation, or any person to be indemnified, within the past five years, or (C) by the shareholders, or (D) by the Court of Common Pleas of Franklin County, Ohio or (if the corporation is a party thereto) the court in which such action, suit or proceeding was brought, if any; any such determination may be made by a court under division (D) of this Section 5.04 at any time [including, without limitation, any time before, during or after the time when any such determination may be requested of, be under consideration by or have been denied or disregarded by the disinterested directors under division (A) or by independent legal counsel under division (B) or by the shareholders under division (C) of this Section 5.04]; and no failure for any reason to make any such determination, and no decision for any reason to deny any such determination, by the disinterested directors under division (A) or by independent legal counsel under division (B) or by the shareholders under division (C) of this Section 5.04 shall be evidence in rebuttal of the presumption recited in Section 5.01. Any determination made by the disinterested directors under division (A) or by independent legal counsel under division (B) of this Section 5.04 to make indemnification in respect of any claim, issue or matter asserted in an action or suit threatened or brought by or in the right of the corporation shall be promptly communicated to the person who threatened or brought such action or suit, and within ten (10) days after receipt of such notification such person shall have the right to petition the Court of Common Pleas of Franklin County, Ohio or the court in which such action or suit was brought, if any, to review the reasonableness of such determination.

          SECTION 5.05.    Advances for Expenses.    Expenses (including, without limitation, attorneys' fees, filing fees, court reporters' fees and transcript costs) incurred in defending any action, suit or proceeding referred to in Section 5.01 shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding to or on behalf of the officer or director promptly as such expenses are incurred by him, but only if such officer or director shall first agree, in writing, to repay all amounts so paid in respect of any claim, issue or other matter asserted in such action, suit or proceeding in defense of which he shall not have been successful on the merits or otherwise:

            (A)  if it shall ultimately be determined as provided in Section 5.04 that he is not entitled to be indemnified by the corporation as provided under Section 5.01; or

            (B)  if, in respect of any claim, issue or other matter asserted by or in the right of the corporation in such action or suit, he shall have been adjudged to be liable for acting with reckless disregard for the best interests of the corporation or misconduct (other than negligence) in the performance of his duty to the corporation, unless and only to the extent that the Court of Common Pleas of Franklin County, Ohio or the court in which such action or suit was brought shall determine upon application that, despite such adjudication of liability, and in view of all the circumstances, he is fairly and reasonably entitled to all or part of such indemnification.

          SECTION 5.06.    Article Five Not Exclusive.    The indemnification provided by this Article Five shall not be exclusive of, and shall be in addition to, any other rights to which any person seeking indemnification may be entitled under the Articles, the Regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be an officer or director of the corporation and shall inure to the benefit of the heirs, executors, and administrators of such a person.

          SECTION 5.07.    Insurance.    The corporation may purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit, or self-insurance, on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the obligation or the power to indemnify him against such liability under the provisions of this Article Five. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

          SECTION 5.08.    Certain Definitions.    For purposes of this Article Five, and as examples and not by way of limitation:

            (A)  A person claiming indemnification under this Article Five shall be deemed to have been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 5.01, or in defense of any claim, issue or other matter therein, if such action, suit or proceeding shall be terminated as to such person, with or without prejudice, without the entry of a judgment or order against him, without a conviction of him, without the imposition of a fine upon him and without his payment or agreement to pay any amount in settlement thereof (whether or not any such termination is based upon a judicial or other determination of the lack of merit of the claims made against him or otherwise results in a vindication of him); and

            (B)  References to an "other enterprise" shall include employee benefit plans; references to a "fine" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" within the meaning of that term as used in this Article Five.

          SECTION 5.09.    Venue.    Any action, suit or proceeding to determine a claim for indemnification under this Article Five may be maintained by the person claiming such indemnification, or by the corporation, in the Court of Common Pleas of Franklin County, Ohio. The corporation and (by claiming such indemnification) each such person consent to the exercise of jurisdiction over its or his person by the Court of Common Pleas of Franklin County, Ohio in any such action, suit or proceeding.

        In addition, the Registrant has purchased insurance coverage under policies issued by Continental Casualty Company which insures directors and officers against certain liabilities which might be incurred by them in such capacity.

Item 16. Exhibits.

Exhibit Number	Description
3.1	Amended Articles of AirNet Systems, Inc. (incorporated herein by reference to Exhibit 2.1 to Registrant's Registration Statement on Form 8-A (File No. 0-28428) filed on May 3, 1996 ("Registrant's 1996 Form 8-A"))
3.2
Certificate of Amendment to the Amended Articles of AirNet Systems, Inc. as filed with the Ohio Secretary of State on May 28, 1996 (incorporated herein by reference to Exhibit 4(b) to Registrant's Registration Statement on Form S-8 (Registration No. 333-08189) filed on July 16, 1996 ("Registrant's 1996 Form S-8"))
3.3
Amended Articles of AirNet Systems, Inc. (as amended through May 28, 1996) [for SEC reporting compliance purposes only—not filed with the Ohio Secretary of State] (incorporated herein by reference to Exhibit 4(c) to Registrant's 1996 Form S-8)
3.4	Code of Regulations of AirNet Systems, Inc. (incorporated herein by reference to Exhibit 2.2 to Registrant's 1996 Form 8-A)
3.5
Certificate regarding adoption of amendment to Section 1.10 of the Code of Regulations of AirNet Systems, Inc. by the shareholders on May 12, 2000 (incorporated herein by reference to Exhibit 3.1 to Registrant's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000 (File No. 1-13025))
3.6
Code of Regulations of AirNet Systems, Inc. (reflecting amendments through May 12, 2000) [for SEC reporting compliance purposes only] (incorporated herein by reference to Exhibit 3.2 to Registrant's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000 (File No. 1-13025))
4.1
Stock Purchase Agreement, dated as of December 26, 2002, between Gerald G. Mercer and Gryphon Master Fund, L.P. with AirNet Systems, Inc. as a party for purposes of the registration rights provisions contained in Section 7 thereof and Exhibit III attached thereto; and Schedule A to Exhibit 10.1 identifying other substantially identical Stock Purchase Agreements between Gerald G. Mercer and other purchasers as identified in such Schedule A to Exhibit 10.1 (incorporated herein by reference to Exhibit 10.1 to Registrant's Current Report on Form 8-K, dated January 14, 2003 and filed on January 15, 2003 (File No. 1-13025))
4.2
Stock Purchase Agreement, dated as of January 9, 2003, between Spring Hill Camps and Bonanza Master Fund, Ltd. with AirNet Systems, Inc. as a party for purposes of the registration rights provisions contained in Section 7 thereof and Exhibit III attached thereto; and Schedule A to Exhibit 10.2 identifying other substantially identical Stock Purchase Agreements between Spring Hill Camps and other purchasers as identified in such Schedule A to Exhibit 10.2 (incorporated herein by reference to Exhibit 10.2 to Registrant's Current Report on Form 8-K, dated January 14, 2003 and filed on January 15, 2003 (File No. 1-13025))
5.1	Opinion of Vorys, Sater, Seymour and Pease LLP as to the legality of the common shares being registered
23.1	Consent of Ernst & Young LLP
23.2	Consent of Vorys, Sater, Seymour and Pease LLP (included in Exhibit 5.1)
24.1	Powers of Attorney

Item 17. Undertakings.

        A.    The undersigned Registrant hereby undertakes:

          (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        B.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C.    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

[Remainder of page intentionally left blank; signatures on following page.]

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on February 7, 2003.

AIRNET SYSTEMS, INC.
By:	/s/ JOEL E. BIGGERSTAFF Joel E. Biggerstaff Chairman of the Board, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOEL E. BIGGERSTAFF Joel E. Biggerstaff	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	February 7, 2003
/s/ WILLIAM R. SUMSER William R. Sumser	Chief Financial Officer, Treasurer, Secretary and Vice President, Finance	February 7, 2003
* Roger D. Blackwell Roger D. Blackwell	Director	February 7, 2003
* Russell M. Gertmenian Russell M. Gertmenian	Director	February 7, 2003
* David P. Lauer David P. Lauer	Director	February 7, 2003
* Bruce D. Parker Bruce D. Parker	Director	February 7, 2003

* By Joel E. Biggerstaff pursuant to Powers of Attorney executed by the directors and executive officers listed above, which Powers of Attorney are filed herewith with the Securities and Exchange Commission.

/s/ JOEL E. BIGGERSTAFF
Name:	Joel E. Biggerstaff
Title:	Chairman of the Board, President and Chief Executive Officer

INDEX OF EXHIBITS

Exhibit Number	Description	Exhibit Location
3.1	Amended Articles of AirNet Systems, Inc.	Incorporated herein by reference to Exhibit 2.1 to AirNet Systems, Inc.'s Registration Statement on Form 8-A (File No. 0-28428) filed on May 3, 1996 (the "1996 Form 8-A")
3.2	Certificate of Amendment to the Amended Articles of AirNet Systems, Inc. as filed with the Ohio Secretary of State on May 28, 1996	Incorporated herein by reference to Exhibit 4(b) to AirNet Systems, Inc.'s Registration Statement on Form S-8 (Registration No. 333-08189) filed on July 16, 1996 (the "1996 Form S-8")
3.3	Amended Articles of AirNet Systems, Inc. (as amended through May 28, 1996) [for SEC reporting compliance purposes only—not filed with the Ohio Secretary of State]	Incorporated herein by reference to Exhibit 4(c) to AirNet Systems, Inc.'s 1996 Form S-8
3.4	Code of Regulations of AirNet Systems, Inc.	Incorporated herein by reference to Exhibit 2.2 to AirNet Systems, Inc.'s 1996 Form 8-A
3.5	Certificate regarding adoption of amendment to Section 1.10 of the Code of Regulations of AirNet Systems, Inc. by the shareholders on May 12, 2000	Incorporated herein by reference to Exhibit 3.1 to AirNet Systems, Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000 (File No. 1-13025)
3.6	Code of Regulations of AirNet Systems, Inc. (reflecting amendments through May 12, 2000) [for SEC reporting compliance purposes only]	Incorporated herein by reference to Exhibit 3.2 to AirNet Systems, Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000 (File No. 1-13025)
4.1
	Stock Purchase Agreement, dated as of December 26, 2002, between Gerald G. Mercer and Gryphon Master Fund, L.P. with AirNet Systems, Inc. as a party for purposes of the registration rights provisions contained in Section 7 thereof and Exhibit III attached thereto; and Schedule A to Exhibit 10.1 identifying other substantially identical Stock Purchase Agreements between Gerald G. Mercer and other purchasers as identified in such Schedule A to Exhibit 10.1	Incorporated herein by reference to Exhibit 10.1 to AirNet Systems, Inc.'s Current Report on Form 8-K, dated January 14, 2003 and filed on January 15, 2003 (File No. 1-13025)

4.2
	Stock Purchase Agreement, dated as of January 9, 2003, between Spring Hill Camps and Bonanza Master Fund, Ltd. with AirNet Systems, Inc. as a party for purposes of the registration rights provisions contained in Section 7 thereof and Exhibit III attached thereto; and Schedule A to Exhibit 10.2 identifying other substantially identical Stock Purchase Agreements between Spring Hill Camps and other purchasers as identified in such Schedule A to Exhibit 10.2	Incorporated herein by reference to Exhibit 10.2 to AirNet Systems, Inc.'s Current Report on Form 8-K, dated January 14, 2003 and filed January 15, 2003 (File No. 1-13025)
5.1	Opinion of Vorys, Sater, Seymour and Pease LLP as to the legality of the common shares being registered	Filed herewith
23.1	Consent of Ernst & Young LLP	Filed herewith
23.2	Consent of Vorys, Sater, Seymour and Pease LLP (included in Exhibit 5.1)	Filed herewith
24.1	Powers of Attorney	Filed herewith

QuickLinks

Table of Contents
Risk Factors
Cautionary Statement Regarding Forward-Looking Statements
Information About AirNet
Use of Proceeds
Selling Shareholders
Plan of Distribution
Description of Our Capital Stock
Legal Matters
Experts
Where You Can Find More Information
Documents Incorporated by Reference
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution.
  Item 15. Indemnification of Directors and Officers.
  Item 16. Exhibits.
  Item 17. Undertakings.
SIGNATURES
INDEX OF EXHIBITS